Exhibit 10.11

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of January 30, 2020 (the "Effective Date"), by and between AEON Biopharma, Inc., a Delaware corporation (the "Company") and Eric Carter, an individual (the "Consultant"). The Company and the Consultant may be referred to herein individually as "Party," or collectively, as "Parties".

1.Consulting Services. Commencing on the Effective Date, the Company hereby retains Consultant, and Consultant hereby agrees to perform consulting services for the Company as set forth on Schedule A, as well as other services as may be requested from time to time by Company and accepted by Consultant (the "Services"). The specific nature and amount of the Services shall be as determined by the Company during the term of this Agreement. Consultant shall only devote such time as is described in Schedule A attached hereto to perform Services and shall render the Services at such times as may be mutually agreed upon by Consultant and the Company. Consultant will perform Services, and provide the results thereof, with the highest degree of professional skill and expertise. Consultant may use the assistance of other individuals only with the prior written consent of the Company.

Except as otherwise provided in Schedule A, Consultant will be free of control and direction from the Company ( other than general oversight and control over the results of the Services), and will have exclusive control over the manner and means of performing the Services, including the choice of place and time. Consultant will provide, at Consultant's own expense, a place of work and all equipment, tools and other materials necessary to complete the Services; however, to the extent necessary to facilitate performance of the Services, the Company may, in its discretion, make certain of its equipment or facilities available to Consultant at Consultant's request. While on the Company's premises, Consultant agrees to comply with the Company's then-current access rules and procedures, including those related to safety, security and confidentiality. Consultant agrees and acknowledges that Consultant has no expectation of privacy with respect to the Company's telecommunications, networking or information processing systems (including email messages and voice messages) and that Consultant's activities, including the sending or receiving of any files or messages, on or using those systems may be monitored, and the contents of such files and messages may be reviewed and disclosed, at any time, without notice.

2.Compensation. The Company shall pay Consultant in accordance with Schedule A, including the amount and timing of payment for Services and reimbursable expenses. The Company will also reimburse Consultant for expenses actually incurred by Consultant in performing the Services; provided that Consultant shall not incur any expenses without prior written approval of Company. Unless otherwise agreed to by the parties, all normal and customary business expenses incurred by Consultant under this Agreement shall be paid by Consultant, and reimbursed, if such expenses are pre-approved in writing by the Company, by Company upon a showing of evidence of such expenses that is reasonably acceptable to the Company. Consultant shall maintain adequate books and records relating to any expenses to be reimbursed and shall submit requests for reimbursement in a timely manner and form acceptable to the Company.

3.Intellectual Property Rights.

3.1.Consultant agrees to assign and hereby assigns to Company the entire right, title and interest for the entire world in and to all work performed, writings, formulas, ideas, inventions, technologies, discoveries, improvements, know-how, techniques designs, models, drawings, photographs, other inventions and any information ("Work Product") developed, made, conceived or reduced to practice or authorized by Consultant, either solely or jointly with others, during the performance of services relating to the Company and pursuant to this Agreement, or with the use of Confidential Information (as defined below), materials or facilities of the Company received or used by Consultant during the period in which Consultant is retained by the Company (or any successor) under this Agreement. Consultant hereby agrees to: (i) promptly disclose to the Company all Work-Product made, conceived, reduced to practice or authored by Consultant in the course of the performance of this Agreement; and (ii) sign, execute and acknowledge any and all documents, and to perform such acts, as may be necessary or desireable, useful or convenient for the purpose of securing to the Company or its nominees, patent, trademark, or copyright protection throughout the world upon all Work-Product. Consultant further agrees to cooperate and provide reasonable assistance to the Company to enforce United States and foreign patents, copyrights, and other rights and protections claiming, covering or relating to the Work Product

Exhibit 10.11

in any and all countries. All Work-Product, and all products purchased by Consultant pursuant to this Agreement and paid for by Company shall be the exclusive property of the Company and shall be delivered to the Company upon termination of this Agreement. Consultant hereby irrevocably appoints the Company as Consultant's attorney-in-fact for the purpose of executing such documents on Consultant's behalf, which appointment is coupled with an interest. If Consultant has any rights, including without limitation "artist's rights" or "moral rights," in the Work Product that cannot be assigned, Consultant hereby unconditionally and irrevocably grants to Company an exclusive (even as to Consultant), worldwide, fully paid and royalty-free, irrevocable, perpetual license, with rights to sublicense through multiple tiers of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed. In the event that Consultant has any rights in the Work Product that cannot be assigned or licensed, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company or Company's customers.

3.2.Consultant agrees not to use or incorporate into Work Product any intellectual property developed by any third party or by Consultant other than in the course of performing services for Company ("Preexisting IP") unless the Preexisting IP has been specifically identified, described and approved by the Company. In the event Consultant uses or incorporates Preexisting IP into Work Product, Consultant hereby grants to Company a non-exclusive, worldwide, fully-paid and royalty-free, irrevocable, perpetual license, with the right to sublicense through multiple tiers of sublicensees, to use, reproduce, distribute, create derivative works of, publicly perform and publicly display in any medium or format, whether now known or later developed, such Preexisting IP incorporated or used in Work Product.

3.3.Consultant agrees to submit to the Company any proposed publication that contains any discussion relating to the Company, Confidential Information, Work Product or work performed by Consultant for the Company. Consultant further agrees that no such publication shall be made without the prior written consent of the Company, which consent shall not be unreasonably withheld.

4.Confidential Information; Nondisclosure.

4.1.At all times during the term of this Agreement and for a period of five (5) years after the termination of this Agreement, Consultant will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below) or Third Party Information (defined below) (hereinafter collectively referred to as "Confidential Information"), except to the extent such disclosure, use or publication may be required in direct connection with Consultant's performing requested Services for the Company or is expressly authorized in writing by an officer of the Company. It is understood that the Proprietary Information will remain the sole property of the Company. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of the Confidential Information including, but not limited to, having each employee, agent or representative of Consultant, if any, with access to any Confidential Information execute a nondisclosure agreement containing provisions in the Company's favor substantially similar to Sections 4, 11 and 12 of this Agreement; provided that Consultant shall be responsible for any breach of this Agreement by any of its employees, agents or representatives. The non-use and non-disclosure restrictions regarding Confidential Information set forth in this Agreement shall not apply to information that Consultant can establish by competent proof (i) was publicly known and made generally available in the public domain prior to the time of disclosure to Consultant by Company; (ii) becomes publicly known and made generally available after disclosure to Consultant by Company other than as a result of a breach of this Agreement; (iii) is in the possession of Consultant, without confidentiality restrictions, at the time of disclosure by Company as shown by Consultant's files and records; (iv) is obtained by Consultant from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality; or (v) was independently developed by Consultant without use of or benefit from the Confidential Information, as shown by Consultant's files and records. If Consultant becomes compelled by law, regulation (including the rules of any applicable securities exchange), court order, or other governmental authority to disclose the Confidential Information, Consultant shall, to the extent possible and permissible under applicable law, first give Company prompt notice. Consultant will cooperate reasonably with Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, Consultant shall only disclose that portion of such Confidential Information required to be disclosed, in the opinion of Consultant's legal counsel. Consultant shall request that confidential treatment be accorded such Confidential Information, where available.

Exhibit 10.11

4.2.The term "Proprietary Information" shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Company. By way of illustration but not limitation, Proprietary Information includes: (i) inventions, ideas, samples, prototypes, devices, hardware, software, materials, electronic components, and procedures for producing any such items, as well as data, know-how, improvements, inventions, discoveries, developments, designs and techniques; (ii) information regarding plans for research, development, new products, marketing and selling activities, business models, budgets and unpublished financial statements, licenses, expenses, prices, costs, suppliers and customers; and (iii) information regarding the skills and compensation of employees or other consultants of the Company.

4.3.The term "Third Party Information" shall mean confidential or proprietary information the Company has received and in the future will receive from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.

4.4.Consultant acknowledges that the Company has provided the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and {iii) if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the Confidential Information to Consultant's attorney and use the Confidential Information in the court proceeding if Consultant files any document containing the Confidential Information under seal, and does not disclose the Confidential Information, except pursuant to court order.

5.Independent Contractor. Consultant's relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship between the Company and any of Consultant's employees or agents. Consultant is not authorized to make any representation, contract or commitment on behalf of the Company. Consultant (if Consultant is an individual) and Consultant's employees will not be entitled to any of the benefits that the Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Because Consultant is an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain workers' compensation insurance on behalf of Consultant. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing Services under this Agreement. No part of Consultant's compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law. If, notwithstanding the foregoing, Consultant is reclassified as an employee of the Company, or any affiliate of the Company, by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal or state or foreign agency as the result of any administrative or judicial proceeding, Consultant agrees that Consultant will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or retrospective basis, any employee benefits under any plans or programs established or maintained by the Company.

6.Consultant Representations and Warranties. Consultant represents and warrants that: (a) the Services will be performed in a professional manner and in accordance with all applicable laws and the industry standards and the Work Product will comply with the requirements set forth in Schedule A, (b) Consultant's entry into this Argreement and the performance of the Services for the Company does not and will not breach or conflict with any agreement with, or duty to, a third party, including an agreement to keep in confidence any proprietary information of another entity acquired by Consultant in confidence or in trust prior to the date of this Agreement; (c) the Work Product will be an original work of Consultant, (d) Consultant has the right and unrestricted ability to assign the ownership of Work Product to Company as set forth in Section 3 (including

Exhibit 10.11

without limitation the right to assign the ownership of any Work Product created by Consultant's employees or contractors), (e) neither the Work Product nor any element thereof will infringe upon or misappropriate any copyright, patent, trademark, trade secret, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law, (f) Consultant has an unqualified right to grant to Company the license to Preexisting IP set forth in Section 3.2, (g) none of the Work Product incorporates any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except as expressly agreed by the Company in writing, and (h) Consultant will comply with all applicable federal, state, local and foreign laws governing self-employed individuals, including laws requiring the payment of taxes, such as income and employment taxes, and social security, disability, and other contributions. Consultant further represents and warrants that Consultant maintains and operates a business that is separate and independent from Company's business; holds himself or herself out to the public as independently competent and available to provide applicable services similar to the Services; has obtained and/or expects to obtain companies or customers other than Company for whom Consultant performs services. Consultant agrees to indemnify and hold Company harmless from any and all damages, costs, claims, expenses or other liability (including reasonable attorneys' fees) arising from or relating to the breach or alleged breach by Consultant of the representations and warranties set forth in this Section 6.

7.No Improper Use of Materials. Consultant agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Consultant, or any materials or documents obtained by Consultant from a third party under a binder of confidentiality, unless such materials or documents are generally available to the public or Consultant has authorization from such third party for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

8.No Conflicts; Noncompetition and Nonsolicitation of Employees. Consultant will refrain from any activity, and will not enter into any agreement or make any commitment, that is inconsistent or incompatible with Consultant's obligations under this Agreement, including Consultant's ability to perform the Services. During the term of this Agreement, Consultant will not, without the prior written consent of the Company's Chief Executive Officer, Chief Medical Officer, Chief Financial Officer or General Counsel, engage in any business activity that competes in any way with any business then being conducted or planned by the Company, provided that Consultant may continue the affiliations set forth in Schedule A. During the term of this Agreement and for one (1) year after its termination, Consultant will not, directly or indirectly recruit, solicit or induce any employee of the Company to terminate his or her employment with the Company. Consultant hereby agrees not to enter into any agreement that conflicts with this Agreement.

9.Term and Termination. This Agreement shall commence on the Effective Date and shall continue for an initial term of one (1) year after the Effective Date, unless earlier terminated as provided below. Consultant or the Company may terminate the Agreement at any time by giving prior written notice to the other Party. The obligations set forth in Sections 3, 4, 5, 6, 8 and 9 through 15. will survive any termination or expiration of this Agreement. Upon termination of this Agreement, Consultant will cease work immediately after giving or receiving such notice of termination, unless otherwise advised by the Company, and promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Confidential Information. Notwithstanding the foregoing, Consultant may retain a single archival copy of any tangible or electronic documents and other materials pertaining to the Services and containing or pertaining to the Confidential Information provided by Company under this Agreement, which copy shall only be used by Consultant and its legal advisors in connection with the review of its obligations under this Agreement.

10.Personal Performance; Assignment. Due to the personal nature of the services to be rendered by Consultant, Consultant may not assign this Agreement in whole or in part. Any attempt to make such an assignment shall be void. The Company may assign all or a portion of its rights and liabilities under this Agreement to a subsidiary, an affiliate or a successor to all or a substantial portion of its business and assets without the necessity of consent from the Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

Exhibit 10.11

11.Legal and Equitable Remedies. Because Consultant's Services are personal and unique and because Consultant may have access to and become acquainted with the Confidential Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12.Governing Law; Severability. This Agreement will be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California and without giving effect to conflict of laws principles. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

13.Complete Understanding; Modification. This Agreement, and the Exhibits mentioned herein, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.

14.Notices. Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of the Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after the date of mailing if sent by certified or registered mail.

15.Advice of Counsel; Counterparts. In entering into this Agreement, the Parties recognize that this Agreement is a legally binding contract and acknowledge and agree that each party has had the opportunity to consult with legal counsel of its choice. This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

AEON BIOPHARMA, INC. CONSULTANT

By: /s/ Marc Forth  By: /s/ Eric Carter

Name: Marc Forth Name: Eric Carter

Title: President & CEO

Exhibit 10.11

SCHEDULE A

SERVICES AND COMPENSATION

Services: Consultant shall serve as the Chairman of the Scientific Advisory Committee of the Company. In such capacity, Consultant shall provide the following services (the "Services") to the Company:

•	Oversee the Company's strategy development in the field of botulinum toxins for therapeutic use.
•	Engage with management and third party consultant to build and refine the Company's clinical development programs.
•

Engage with investment community, including investors, investment bankers, and attorneys, to address the Company's development strategy; provided that this engagement will be limited to Analyst Day, Testing the Waters, and IPO Road Show meetings.

•	Assist in the recruitment and development the Chief Medical Officer.
•	Other services and projects that the Company may reasonably request from time-to-time.

Consideration: As full and complete compensation for performing the Services, the Company shall pay Consultant compensation that shall be agreed on a project-by-project basis. Consultant shall provide monthly invoices to the Company at the end of each month. Invoices shall contain detailed summaries of the Services performed and the amount of time dedicated thereto. Invoices are due for payment within thirty (30) days following receipt of the invoices by the Company.

Projects: Consultant's projects and related consideration are set forth below.

1.	General Advisory Services. Beginning on the Effective Date until the earlier of (a) Consultant's appointment to the Board of Directors of the Company or (b) termination of the Agreement pursuant to terms therein, the Company shall pay to Consultant an hourly fee of $700 per hour, with a per month maximum of 40 hours, unless mutually agreed in writing by the Company and Consultant.

2.	Testing the Waters Meetings. In addition to the Monthly Fee, the Company may request that Consultant represent the Company during "testing the waters" meetings with potential investors in connection with the Company's capital raising activities. With recognition of the timing and intensity of these potential meetings, Company shall pay to Consultant a fee of $5,500 per day, with a project maximum of $20,000. For the avoidance of doubt, the Company shall pay or reimburse Consultant all direct, out of pocket cost associated with Consultant's participation in testing the waters meetings.

3.	IPO Roadshow Meetings. In addition to the Monthly Fee, the Company may request that Consultant represent the Company during "IPO Roadshow" meetings with potential investors in connection with the Company's capital raising activities. With recognition of the timing and intensity of these potential meetings, Company shall pay to Consultant a fee of $5,500 per day, with a project maximum of $35,000. For the avoidance of doubt, the Company shall pay or reimburse Consultant all direct, out of pocket cost associated with Consultant's participation in the IPO roadshow meetings.

AFFILIATIONS

None

Exhibit 10.11

CONSULTING AGREEMENT

AMENDMENT

This Amendment ("Amendment") to the Consulting Agreement executed on January 30 2020 ("Consulting Agreement") made on an even date therewith ("Effective Date"), is by and between AEON Biopharma, Inc. ("Company"), and Dr. Eric Carter ("Consultant"). To the extent any terms of the Amendment conflict with the Consulting Agreement, the parties agree that the Amendment controls.

1.Assignment. Consistent with the obligations described in Section 9 of the Consulting Agreement, Consultant agrees to assign to the Company, by signing, executing, and/or acknowledging any and all documents, including the assignment attached hereto as Schedule A to be recorded with the United States Patent and Trademark Office ("Assignment"), all right, title, and interest in and to the following provisional patent application and the inventions described therein: the provisional patent application entitled Neurotoxin Compositions for Use in Treating Gastroparesis, U.S. Serial No. 62/897,520, filed: September 9, 2019 (the "Provisional"), any patent applications and patents filed or granted anywhere in the world that claim priority to the Provisional or that claim the inventions described therein.

2.Compensation. In consideration for the Assignment contemplated in Section 1 herein, the Company agrees that it will pay the following consideration to Consultant: (a) stock options with a then-present value equal to two hundred and fifty thousand dollars ($250,000) to be granted within 90 days of the conversion of the Provisional to a non-provisional filing and (b) stock options with a then-present value equal to two hundred and fifty thousand dollars ($250,000) to be granted within 90 days of the issuance in the United States of the first patent claiming priority to the Provisional. For clarity, subsequent patents with different sets of claims issuing as part of subsequent non-provisional patent applications claiming priority to the Provisional, or any continuation, divisional, continuation-in-part, reissue or reexamination thereof, are not subject to further stock option payments or other compensation. All values described in this Section 2 shall be calculated based on the per share stock price of the Company as of the date of such grant. The stock option awards granted pursuant to this Section 2 shall be subject to the terms and conditions of the Company's stock plan, vesting ratably over a four year period. In addition, stock option awards granted pursuant to this Section 2 will include terms generally consistent with stock option awards granted to management, including a 10 year term and acceleration of vesting in certain change in control events.

3.Cooperation. Consistent with Consultant's obligations under the Consulting Agreement, if requested by Company at any time during or after the Term, Consultant shall cooperate with any activity involving the filing, prosecution, defense, maintenance or enforcement of, or disputes arising from, all intellectual property rights anywhere in the world involving all Work Product, as defined by the Consulting Agreement, including patents or patent applications claiming priority to the Provisional. Cooperation may include preparation of any necessary reports, the production of documents and things, or testimony by declaration, affidavit, deposition, or at trial.

This valid and binding Amendment has been executed as of the Effective Date in one or more counterparts, each of which shall be deemed an original and all of which taken together, shall constitute one and the same instrument.

COMPANYCONSULTANT

AEON Biopharma, Inc. Dr. Eric Carter

By: /s/ Marc Forth     By: /s/ Eric Carter

Name: Marc Forth Name: Dr. Eric Carter

Title: President & Chief Executive Officer

Exhibit 10.11

CONSULTING AGREEMENT

SECOND AMENDMENT

This Second Amendment (“Second Amendment”) to that certain the Consulting Agreement executed on January 30, 2020 (“Consulting Agreement”), as amended on January 30, 2020 (“First Amendment”) is entered into by and between AEON Biopharma, Inc. (“Company”), and Dr. Eric Carter (“Consultant”) as of September 9, 2020 (“Effective Date”).

WHEREAS, Company and Consultant previously entered into the Consulting Agreement and the First Amendment on January 30, 2020; and

WHEREAS, Company and Consultant desire to cancel the terms of the First Amendment and replace such terms with this Second Amendment; and

WHEREAS, to the extent any terms of this Second Amendment conflict with the Consulting Agreement, the parties agree that this Second Amendment shall control.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Cancellation of First Amendment. Company and Consultant acknowledge and agree that the terms of the First Amendment are hereby cancelled, and Consultant hereby remises and releases Company with respect to all Consultant’s rights reflected in the First Amendment. Consultant acknowledges and agrees that the terms of this Second Amendment are in lieu of, and not addition to, any rights conferred to Consultant in the First Amendment.

2.Assignment. Consistent with the obligations described in Section 9 of the Consulting Agreement, Consultant agrees to assign to the Company, by signing, executing, and/or acknowledging any and all documents, including the assignment attached hereto as Schedule A to be recorded with the United States Patent and Trademark Office (“Assignment”), all right, title, and interest in and to the following provisional patent application and the inventions described therein: the International Patent Application No. PCT/US2020/049959, claiming priority to provisional patent U.S. Serial Nos. 62/897,520 and 62/950,794 entitled Neurotoxin Compositions for Use in Treating Gastroparesis, filed: September 9, 2020 (the “Patent”), any patent applications and patents filed or granted anywhere in the world that claim priority to the Patent or that claim the inventions described therein.

3.Compensation. In consideration for the Assignment contemplated in Section 1 herein, the Company agrees that it will pay the following consideration to Consultant:

(a) Conversion of Patent to Non-Provisional. Company and Consultant acknowledge that the Patent was converted from provisional to non-provisional status on September 9, 2020 (“Patent Conversion”). Company agrees to pay to Consultant: (i) stock options with a then-present Black-Scholes value equal to seventy five thousand dollars ($75,000) to be granted within 90 days of the first anniversary of the Patent Conversion; and (ii) stock options with a then-present Black-Scholes value equal to seventy five thousand dollars ($75,000) to be granted within 90 days of the second anniversary of the Patent Conversion.

(b) Patent Issuance. Conditioned upon the issuance in the United States of the first patent claiming priority to the Patent (“Patent Issuance”), the Company will pay: (i) stock options with a then-present Black- Scholes value equal to seventy five thousand dollars ($75,000) to be granted within 90 days of the Patent Issuance; and (ii) stock options with a then-present Black-Scholes value equal to seventy five thousand dollars ($75,000) to be granted within 90 days of the first anniversary of the Patent Issuance. For clarity, subsequent patents with different sets of claims issuing as part of subsequent non-provisional patent applications claiming priority to the Patent, or any continuation, divisional, continuation-in-part, reissue or reexamination thereof, are not subject to further stock option payments or other compensation.

Exhibit 10.11

All values described in this Section 3 shall be calculated based on the per share stock price of the Company as of the date of such grant. The stock option awards granted pursuant to this Section 2 shall be subject to the terms and conditions of the Company’s stock plan, vesting ratably over a two year period. In addition, stock option awards granted pursuant to this Section 2 will include terms generally consistent with stock option awards granted to management, including a 10 year term and acceleration of vesting in certain change in control events.

4.Cooperation. Consistent with Consultant’s obligations under the Consulting Agreement, if requested by Company at any time during or after the Term, Consultant shall cooperate with any activity involving the filing, prosecution, defense, maintenance or enforcement of, or disputes arising from, all intellectual property rights anywhere in the world involving all Work Product, as defined by the Consulting Agreement, including patents or patent applications claiming priority to the Provisional. Cooperation may include preparation of any necessary reports, the production of documents and things, or testimony by declaration, affidavit, deposition, or at trial. This valid and binding Amendment has been executed as of the Effective Date in one or more counterparts, each of which shall be deemed an original and all of which taken together, shall constitute one and the same instrument.

COMPANYCONSULTANT

AEON Biopharma, Inc. Dr. Eric Carter

By: /s/ Marc Forth     By: /s/ Eric Carter

Name: Marc Forth Name: Dr. Eric Carter

Title: President & Chief Executive Officer